Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Mark Barbalato (212) 850-5707

MILLER INDUSTRIES REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS

CHATTANOOGA, Tenn., March 3, 2021/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2020.

For the fourth quarter of 2020, net sales were $178.3 million, a decrease of 12.2%, compared to $203.1 million for the fourth quarter of 2019. Net income in the fourth quarter of 2020 was $12.0 million, or $1.05 per share, an increase of 2.8%, compared to net income of $11.7 million, or $1.03 per share, in the prior year period.

Gross profit for the fourth quarter of 2020 was $24.3 million, or 13.6% of net sales, compared to $26.9 million, or 13.3% of net sales, for the fourth quarter of 2019. Selling, general and administrative expenses were $9.4 million, or 5.3% of net sales, compared to $11.8 million, or 5.8% of net sales, in the prior year period.

For the year ended December 31, 2020, net sales were $651.3 million, a decrease of 20.4% compared to $818.2 million in the prior year period. The Company reported net income of $29.8 million, or $2.62 per share for the year of 2020, a decrease of 23.7% compared to net income of $39.1 million, or $3.43 per share for the full year of 2019.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable March 22, 2021 to shareholders of record at the close of business on March 15, 2021, the forty-first consecutive quarter that the Company has paid a dividend.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company stated, “During the fourth quarter of 2020, we experienced steady improvement and I am encouraged by the underlying strength of our business and the resilience of our customer demand despite the ongoing impact of the COVID-19 pandemic.”

– MORE –

MILLER INDUSTRIES REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 2

Mr. Badgley continued, “While we were encouraged to finish the year with such strong operating results, the start to the first quarter of 2021 has not been without its challenges. As we discussed in greater detail in our Form 10-K filing, in the first half of the first quarter of 2021, we experienced significant delays in deliveries to our distributors caused by changes we made to our legacy business processes during the implementation of our new enterprise software system. During the same period, we also experienced significant supply chain disruptions due primarily to continued impacts from COVID-19, and extreme weather conditions across parts of the U.S. and tightening availability of freight trucks caused delays in delivering products to our facilities as well as to our customers. These factors caused substantial downward pressures on our revenues, margins and earnings during the first half of the first quarter of 2021. The business process improvements critical to developing our new software system are now essentially operational, allowing our delivery schedule to return to meeting current customer demand. The supply chain issues have now been greatly reduced but could recur. Based on our strong backlog and the current status of our process improvements, we believe we have the opportunity to substantially improve our operating results in 2021 beyond the first quarter.

Overall, I am extremely proud of our employees’ continued commitment to providing industry leading customer service and I am confident that we will continue to capitalize on all future growth opportunities despite the headwinds we experienced in the first quarter of 2021.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, March 4, 2021, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/40163

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 11, 2021. The replay number is 1-844-512-2921, Passcode 5524192.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

- MORE -

MILLER INDUSTRIES REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the overall impact of the COVID-19 pandemic on the Company’s revenues, results of operations and financial condition; the duration and severity of the COVID-19 pandemic, including actions that may be taken by government authorities and others to address or otherwise mitigate the impact of the COVID-19 pandemic; the cyclical nature of our industry and changes in consumer confidence; economic and market conditions, including the negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; our dependence upon outside suppliers for our raw materials, including aluminum, steel, and petroleum-related products as well as other purchased component parts;  changes in price and availability (including as a result of the imposition of additional tariffs and the impact of COVID-19 pandemic) of aluminum, steel, petroleum-related products and purchased component parts;  delays in receiving supplies of such materials or parts, including as a result of the impact of the COVID-19 pandemic; our customers’ access to capital and credit to fund purchases; operational challenges caused by increased sales volumes in recent years, prior to the COVID-19 pandemic; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; special risks from our sales to U.S. and other governmental entities through prime contractors; our ability to secure new government orders; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

- MORE -

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2020	2019	Change	2020	2019	Change
NET SALES	$178,337	$203,140	(12.2)%	$651,286	$818,166	(20.4)%

COSTS OF OPERATIONS	154,087	176,208	(12.6)%	572,928	721,678	(20.6)%

GROSS PROFIT	24,250	26,932	(10.0)%	78,358	96,488	(18.8)%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	9,442	11,758	(19.7)%	39,714	43,394	(8.5)%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	197	565	(65.1)%	1,215	2,378	(48.9)%

Other (Income) Expense, Net	(275)	(211)	30.3%	(668)	331	(301.8)%

Total Expense, Net	9,364	12,112	(22.7)%	40,261	46,103	(12.7)%

INCOME BEFORE INCOME TAXES	14,886	14,820	0.4%	38,097	50,385	(24.4)%

INCOME TAX PROVISION	2,866	3,128	(8.4)%	8,267	11,274	(26.7)%

NET INCOME	$12,020	$11,692	2.8%	$29,830	$39,111	(23.7)%

BASIC INCOME PER COMMON SHARE	$1.05	$1.03	1.9%	$2.62	$3.43	(23.6)%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.72	$0.72	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,405	11,400	0.0%	11,405	11,400	0.0%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$57,521	$26,072
Accounts receivable, net of allowance for doubtful accounts of $1,295 and $1,106 at December 31, 2020 and December 31, 2019, respectively	141,642	168,619
Inventories, net	83,939	87,965
Prepaid expenses	3,167	4,796
Total current assets	286,269	287,452
NONCURRENT ASSETS:
Property, plant and equipment, net	98,620	90,735
Right-of-use assets - operating leases	1,468	1,640
Goodwill	11,619	11,619
Other assets	434	521
TOTAL ASSETS	$398,410	$391,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$85,534	$95,750
Accrued liabilities	24,773	27,813
Current portion of operating lease obligation	354	330
Current portion of finance lease obligation	21	21
Short-term obligations	—	368
Total current liabilities	110,682	124,282
NONCURRENT LIABILITIES:
Long-term obligations	—	4,998
Noncurrent portion of operating lease obligation	1,116	1,307
Noncurrent portion of finance lease obligation	15	37
Deferred income tax liabilities	4,144	3,416
Total liabilities	115,957	134,040

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,405,468 and 11,400,102, outstanding at December 31, 2020 and December 31, 2019, respectively	114	114
Additional paid-in capital	151,249	151,055
Accumulated surplus	133,879	112,261
Accumulated other comprehensive loss	(2,789)	(5,503)
Total shareholders' equity	282,453	257,927
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$398,410	$391,967